Exhibit 99.1

PRESS RELEASE
FROM:

NYSE: CIM

Chimera Investment Corporation
1211 Avenue of the Americas
Suite 2902
New York, New York 10036

FOR FURTHER INFORMATION

Investor Relations
1 (866) 315-9930
www.chimerareit.com

FOR IMMEDIATE RELEASE

CHIMERA INVESTMENT CORPORATION ANNOUNCES PRICING OF COMMON STOCK OFFERING

New York, New York, October 24, 2008 (BUSINESS WIRE) – Chimera Investment Corporation (“Chimera” or the “Company”) today announced that it has set the price for the public offering of 110,000,000 shares of common stock at $2.25 per share for estimated gross proceeds of approximately $247.5 million. Chimera has granted the underwriters a 30-day option to purchase up to an additional 16,500,000 shares of common stock to cover over-allotments. All of the shares are being offered by Chimera.

The estimated net proceeds to Chimera from this offering are expected to be approximately $237.9 million, excluding the exercise of the underwriters’ over-allotment option. Immediately after this offering, Annaly Capital Management, Inc., the parent corporation of Chimera’s external manager, Fixed Income Discount Advisory Company, will acquire 11,681,415 shares of Chimera’s common stock in a private offering at the same price per share as the price per share of the public offering. The shares of Chimera are listed on the New York Stock Exchange under the symbol "CIM".

Merrill Lynch & Co. is acting as lead book-running manager for the offering. Credit Suisse and Deutsche Bank Securities are acting as book-running managers, with Citi, J.P. Morgan, UBS Investment Bank, JMP Securities, and Keefe, Bruyette & Woods acting as co-managers. A registration statement relating to the common stock was filed with, and declared effective by, the U.S. Securities and Exchange Commission on October 24, 2008. Copies of the prospectus can be obtained from Merrill Lynch's prospectus department at 4 World Financial Center, New York, NY 10080; Phone 212-449-1000.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of common shares is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Chimera is a specialty finance company that invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company's principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust ("REIT"), is externally managed by Fixed Income Discount Advisory Company, which is wholly-owned by Annaly Capital Management, Inc.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our absence of an operating history, our use of leverage, changes in the yield curve, the availability of mortgage loans, mortgage-backed securities and other real estate assets for purchase, changes in the market value of our assets, our ability to obtain financing and the terms of financing, general volatility of the securities markets in which we invest, interest rate mismatches between our assets and our borrowings used to fund such purchases, changes in interest rates and mortgage prepayment rates, effects of interest rate caps on our adjustable-rate mortgage-backed securities, rates of default or decreased recovery rates on our investments, prepayments of mortgage assets and the mortgage and other loans underlying our mortgage-backed or other asset-backed securities, the degree to which our hedging strategies may or may not protect us from interest rate volatility, changes in governmental regulations, tax law and rates and similar matters, market trends in our industry, interest rates, the debt securities markets or the general economy, and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ending December 31, 2007 and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.